Exhibit 99.6

To the Stockholders of ION Geophysical Corporation:

ION Geophysical Corporation (the “Company”) has entered into arrangements for a rights offering of the Company (the “Rights Offering”) that includes, among other things, the following key components:

•	Assuming the registration statement related to the Rights Offering is declared effective, the Company will distribute to holders of its common stock, par value $0.01 per share (the “Common Shares”), one nontransferable subscription right (a “Right”) for each Common Share held as of 5:00 p.m., New York City time, on [●], 2021.

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Assuming the registration statement related to the Rights Offering is declared effective, the Rights Offering will commence on [●], 2021 and will expire at 5:00 pm., New York City time, on [●], 2021, unless extended by the Company. In the Rights Offering, each Right will entitle the holder thereof to a basic subscription right to purchase (i) a principal amount of our 8.00% Senior Secured Second Priority Notes due 2025 (the "Notes") equal to $50,000,000 divided by the number of shares of our Common Stock outstanding as of the Record Date, at a purchase price of 100% of the principal amount thereof or (ii) a number of shares of our common stock (the "Common Stock") equal to $50,000,000 divided by the purchase price of $2.57 per share divided by the number of shares of our Common Stock outstanding as of the Record Date, at a purchase price of $2.57 per whole share of Common Stock; provided that any Notes will only be issued in minimum increments of $1,000 and any exercise of Rights therefor will be rounded down to the nearest whole increment of $1,000 and any shares of Common Stock will only be issued in whole numbers of shares with any fractional shares of our Common Stock rounded down to the nearest whole share. (the “Subscription Price”). The Notes will only be issued in minimum increments of $100. No fractional shares of Common Stock will be issued.

•	The Company has entered into Backstop Support Agreements (each, a “Backstop Agreement” and together, the “Backstop Agreements”) with [●] (the “Backstop Parties”) which provides, on the terms and subject to the conditions set forth therein, that the Backstop Parties will purchase any unsubscribed Notes at par or Common Stock in the Rights Offering at $2.57 per share, for cash, up to a total commitment of $[●]. The Backstop Parties will also be entitled to exercise their basic subscription privilege in the Rights Offering.

The Rights Offering was approved by our stockholders at the 2021 special meeting of stockholders held on February 23, 2021. By delivering this letter to you, the Company is mailing to all of its stockholders notice of its intention to issue the Notes as described above and as further described in the prospectus relating to the Rights Offering once it becomes available.

A registration statement relating to the Notes and Common Stock to be issued in the Rights Offering has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. The Rights Offering is subject to, among other things, the effectiveness of the registration statement. The information in this letter is not complete and is subject to change. This letter shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful under the securities laws of such state or jurisdiction. The Rights Offering will be made only by means of a prospectus. Copies of the prospectus, when it becomes available, will be mailed to all eligible holders of the Common Stock and may also be obtained free of charge at the website maintained by the SEC at www.sec.gov or by contacting the information agent for the Rights Offering, [●] toll free at [●] or by email at [●].

This letter does not set forth all of the terms and conditions of the issuances of the Common Shares in the Rights Offering. Interested parties should carefully read the prospectus relating to the Rights Offering (once it becomes available) for additional information regarding such terms and conditions before making any investment decision regarding the Company or its securities.

This letter contains information about a pending transaction, and there can be no assurance that this transaction will be completed.

ION Geophysical Corporation

[●],2021

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